UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☒	Soliciting Material under §240.14a-12

ORBITAL ATK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Company distributed the following frequently asked questions to its employees on September 28, 2017.

Northrop Grumman Acquisition FAQs
(as of 9/28/2017)

General FAQs

1.              How did the acquisition come about?

•                  Northrop Grumman approached Orbital ATK about a strategic combination and made a compelling initial offer that Orbital ATK’s Board of Directors assessed in great detail with the assistance of senior management and outside advisors.  After thorough analysis and extensive negotiations, it was unanimously approved.

•                  Northrop Grumman’s final offer to Orbital ATK of $134.50 per share represents a 30% premium to the average closing prices of our stock over the 90 days prior to the announcement of the transaction.

2.              Should we now treat Northrop Grumman more favorably than other companies since we have an agreement with them?

•                  Definitely not. We must treat Northrop Grumman just as we would any other business partner, without any special treatment.

3.              Why are we agreeing to be bought? I thought we wanted to remain independent?

•                  Northrop Grumman came forward with a very compelling offer to acquire Orbital ATK that represents significant value for our shareholders. We are pleased that this also brings expanded opportunities for our workforce.

•                  While our long-term strategic plan indicated growth and share price appreciation, our Board decided this transaction is in our shareholders’ best interest since it offers shareholders significant value for their shares without the inherent risks and time intervals associated with the implementation of our strategic plan.

•                  After extensive negotiations, the Board determined Northrop Grumman’s offer to be not only a full and fair price, but the best price reasonably possible.

•                  From the standpoint of employee and customer continuity, we are pleased that Northrop Grumman intends to operate the legacy Orbital ATK organization as a new business sector.

•                  We also believe the transaction will enable us to pursue new opportunities that require greater technical and financial resources than we currently possess.  It will also provide expanded career options for our employees.

4.              Did we do the Orbital ATK merger just to get sold to a big prime contractor?

•                  No. Especially when you look at the operational achievements and value creation for our shareholders, the Orbital ATK merger was a great success in its own right. On our own, we created more than $4 billion in shareholder value, increased our customer base, expanded our product lines and provided new opportunities to many of our employees since February 2015.

•                  We created a highly successful and vibrant company as a result of the Orbital-ATK merger.

•                  Northrop Grumman recognized these accomplishments, has great respect for the skill, talents and achievements of the company’s workforce, and believes we will form a dynamic new business sector within their organization. That’s why they are buying us.

5.              Why sell to Northrop Grumman and not to one of the other big prime contractors?

•                  Northrop Grumman approached us and proposed a transaction that the Board determined was in the best interests of our shareholders.

•                  Although the acquisition price being offered was the determining factor in the Board’s decision to sell the company to Northrop Grumman, we are pleased that the product offerings, technology capabilities, customer base and organizational culture fit between Northrop Grumman and Orbital ATK are the best among the possible big prime combinations.

6.              How will customers react to this?

•                  We believe our customers will be supportive due to the compelling nature of the combination from a customer relations standpoint and the prospect of creating best-in-class space, defense and aviation products for customers in the U.S. and around the world.

•                  We have been proactively reaching out to our shareholders and other major stakeholders, including customers, government policy-makers, and, of course, our employees.

7.              When do we “become” Northrop Grumman?

•                  We currently expect that the transaction will close sometime in the first half of 2018, with efforts being made to close as quickly as possible.

•                  There are still a number of regulatory steps and processes that need to be completed, including the approval of the transaction by our shareholders.

8.              What happens between now and closing?

•                  As Dave Thompson noted in his memo to employees, and in the letters sent by the Group Presidents, it is absolutely imperative that we continue to operate Orbital ATK the same way we have for the last several years — with a commitment to delivering safe, reliable, affordable and innovative products to our customers on schedule and on budget.

•                  While we fully expect this transaction to close, you can never fully predict the future, so we have to stay focused on delivering for our customers while we remain independent, right up to the closing of the transaction.

•                  For the time being, we must treat Northrop Grumman just as we would any other business partner, without any special treatment.

9.              Do you expect layoffs as a result of the acquisition?

•                  Northrop Grumman has indicated it plans to initially operate the legacy Orbital ATK business as a new “sector” (they currently have three “sectors” — equivalent to our operating groups).

•                  It is too early to comment specifically on any possible job actions, but for the vast majority of our employees who work in the operating groups, we do not anticipate any negative changes.

•                  Our two companies represent a very complementary fit. We have very little overlap in our businesses, so the vast majority of jobs will continue unaffected.

•                  Between now and closing, it is business as usual. We do not expect any layoffs or other workforce actions outside the normal course of our business.

•                  We will continue to operate the business as an independent company, so the same attention to safety, quality, schedule, customer support, etc. that has made Orbital ATK successful must continue until the transaction closes.

10.       Will there be facility closings?

•                  Northrop Grumman has indicated they plan to initially operate the legacy Orbital ATK business as a new “sector” (they currently have three “sectors” — equivalent to our operating groups).

•                  Northrop Grumman is acquiring Orbital ATK because they like our business, our people and our operations, so we do not expect any major facility closings.

Benefits FAQ’s

1.              How will this affect our compensation, benefits, performance reviews, etc?

•                  We will continue to operate as Orbital ATK until closing, which is expected sometime in the first half of 2018. For at least 12 months after closing, Northrop Grumman has agreed to continue base salaries and provide bonus opportunities and other benefits that are substantially comparable, in the aggregate, to those provided to our employees prior to the closing. This means that most OA pay and benefits, including defined benefit pension plans, are expected to remain the same for 2018. Open Enrollment for 2018 benefits will occur as usual in November 2017.

•                  The Employee Stock Purchase Plan (ESPP) will not continue following the 3rd quarter of 2017. Northrop Grumman does not have an ESPP. For more information on the plans for the Orbital ATK ESPP, visit Employee Solutions.

•                  After 2018, moving to new benefit plans and other personnel-related matters may depend on additional factors.

2.              If I have restricted stock or ESPP shares, can I sell it before closing? Will there be an exchange of OA shares into NOC shares?

•                  Upon closing of the transaction, OA shares will cease to be traded on the NYSE. If you have shares, you will automatically be cashed out at $134.50 per share.

•                  There will be no “exchange” mechanism for converting OA shares into NOC shares.

•                  Upon the closing of the transaction, restricted stock will fully vest and be paid as a cash payment at $134.50 per share (less applicable withholding taxes).  Employees who have performance shares will receive a communication explaining the treatment of the various outstanding awards.

•                  Unless you are an officer or designated an “insider” under our insider trading policy, your ability to sell shares is not impacted by the merger agreement. For a smaller number of employees who are officers or “insiders,” additional restrictions apply, so please check with the Legal department.

•                  OA shares previously purchased under the ESPP will continue to be subject to the holding period and transfer restrictions under the current terms of the ESPP until closing of the transaction.

3.              Will we receive our 2017 Orbital ATK bonuses if the transaction closes before they are due to be paid?

•                  Yes, there is no change to the current bonus plan and schedule.

•                  Also, if the transaction is not closed prior to the normal timeframe for our merit increase process (March 2018), that process will continue as in the normal course of business.

4.              Will we still have the 9/80 work schedule?

•                  Yes.  We expect the large majority of our employees will continue to have a 9/80 bi-weekly schedule as Northrop Grumman utilizes the 9/80 schedule and we expect that it will continue for our employees as well.

•                  Until the transaction closes, we are not planning to change the way we run Orbital ATK.

5.              Will Orbital ATK service be recognized by Northrop Grumman?

•                  Northrop Grumman will recognize Orbital ATK service for purposes of eligibility, participation and vesting in employee benefits plans.

6.              Will our PTO max carryover limit be lifted to allow extra carryover in light of anticipated acquisition work?

•                  No, the max carryover limit will remain at 80 hours for 2018.

7.              Do education assistance payback rules still apply after acquisition if less than one year? Less than two years?

•                  All of the terms of the current education assistance plan, including the repayment terms, remain in place as long as the plan is in place.  Whenever the plan changes post acquisition, a determination will be made about how to handle continuing obligations under the plan.

8.              Will existing severance benefits still apply and where can the online severance plans be found?

•                  The current severance benefits will remain in place for 12 months following closing.

•                  The severance plan benefits that apply to you can be found on Employee Solutions under Current Information – Benefits – Severance Plans at the top left of the landing page.

Additional Information about the Proposed Transaction

In connection with the proposed acquisition of Orbital ATK by Northrop Grumman, we will file with the Securities and Exchange Commission (SEC) and mail or otherwise provide to our stockholders a proxy statement regarding the proposed transaction.  Investors and security holders are urged to read the proxy statement and other documents relating to the acquisition when they become available, because they will contain important information about the proposed transaction.  Investors and security holders may obtain a free copy of the proxy statement and other documents that we file with the SEC (when available) from the SEC’s website at www.sec.gov and our website at www.orbitalatk.com. In addition, the proxy statement and other documents filed by us with the SEC (when available) may be obtained from us free of charge by directing a request to Orbital ATK, Inc., Corporate Secretary, 45101 Warp Drive, Dulles, Virginia, 20166, telephone: (703) 406-5000.

Participants in the Solicitation

Orbital ATK and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from our stockholders with respect to the proposed acquisition of us by Northrop Grumman.  Security holders may obtain information regarding the names, affiliations and interests of such individuals in our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on April 28, 2017, and our definitive proxy statement for the 2017 annual meeting of stockholders, which was filed with the SEC on June 23, 2017.  Additional information regarding the interests of such individuals in the proposed acquisition of us by Northrop Grumman will be included in the proxy statement relating to such acquisition when it is filed with the SEC.  These documents may be obtained free of charge from the SEC’s website at www.sec.gov and our website at www.orbitalatk.com.